As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-267232

Registration No. 333-267231

Registration No. 333-215487

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267232

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267231

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215487

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOSTESS BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-4168492
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7905 Quivira Road, Lenexa, Kansas	66215
(Address of Principal Executive Offices)	(Zip Code)

Hostess Brands, Inc. 2022 Employee Stock Purchase Plan

Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan

Hostess Brands, Inc. 2016 Equity Incentive Plan

(Full Title of the Plans)

Jeannette L. Knudsen

Chief Legal Officer and Secretary

Hostess Brands, Inc.

7905 Quivira Road

Lenexa, Kansas 66215

(816) 701-4600

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Steven A. Rosenblum, Esq.

Ronald C. Chen, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to withdraw and deregister all shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Hostess Brands, Inc. (the “Company”) that had been registered and remain unsold under the Registration Statements, together with any and all plan interests and other securities registered thereunder:

Registration Statement 333-267232 on Form S-8, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 1, 2022, registering 3,000,000 shares of Common Stock under the Hostess Brands, Inc. 2022 Employee Stock Purchase Plan.

Registration Statement 333-267231 on Form S-8, originally filed by the Company with the SEC on September 1, 2022, registering 4,000,000 shares of Common Stock under the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan.

Registration Statement 333-215487 on Form S-8, originally filed by the Company with the SEC on January 10, 2017, registering 7,150,000 shares of Common Stock under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

On November 7, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 10, 2023 (the “Merger Agreement”), by and among the Company, The J. M. Smucker Company, an Ohio corporation (“Smucker”), and SSF Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of Smucker (“Purchaser”), Purchaser merged with and into the Company (the “Merger”). The Company continued as the surviving corporation and a wholly owned subsidiary of Smucker.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any and all securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on November 7, 2023.

HOSTESS BRANDS, INC.

By:	/s/ Jeannette L. Knudsen
Name: Jeannette L. Knudsen Title: Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.